UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)    April 23, 2007

Disaboom Inc.
(Exact name of registrant as specified in charter)

Colorado (State or other jurisdiction of incorporation)	333-141550 (Commission File Number)	20-5973352 (IRS Employer Identification No.)

10475 Park Meadows Drive, Suite 600, Lone Tree, CO (Address of principal executive offices)	80124 (Zip Code)

        Registrant’s telephone number, including area code (720) 279-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement

        On April 23, 2007 we entered into an employment agreement with Michael Fay (the “Agreement”). Mr. Fay will serve as our Chief Technology Officer. The Agreement is for an initial two year term and thereafter may be automatically extended for additional one year terms. It includes non-compete and confidentiality provisions.

        Pursuant to the Agreement, Mr. Fay will receive an annual salary of $125,000. Mr. Fay’s annual salary is subject to adjustment of at least 8% upon the occurrence of: 1) the Company completing a financing of at least $6 million; 2) a substantive increase or expansion of Mr. Fay’s responsibilities; or 3) an internal promotion that represents a deviation from Mr. Fay’s initial responsibilities and duties.

        In connection with his employment, Mr. Fay was granted 550,000 options to purchase our common stock at $0.50 per share, of which 125,000 options vested on April 23, 2007, 200,000 vest on October 7, 2007 but only upon the launch of the Disaboom.com internet community and 225,000 vest on September 1, 2008 provided Mr. Fay is an employee of the Company on each vesting date. Unless the Employment Agreement is terminated for cause, or as a result of Mr. Fay’s death or disability, if we terminate the Agreement Mr. Fay will be entitled to a severance payment equal to three months of his annual salary.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement with Michael Fay Dated April 23, 2007.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 27, 2007	Disaboom, Inc. (Registrant) /s/ J. W. Roth Name: J. W. Roth Title: Chief Executive Officer